Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the planned issuance of $3,650 million aggregate principal amount of notes with various maturity dates and interest rates (the “notes”), (ii) the Forest Acquisition (as defined below), (iii) the Aptalis Acquisition (as defined below), (iv) the Warner Chilcott Acquisition (as defined below) and (v) the related financing to fund each of the Forest Acquisition (including borrowings of $2,000.0 million under the ACT Term Loan Agreement (as defined below)), the Aptalis Acquisition and the Warner Chilcott Acquisition on the historical financial position and results of operations of Actavis plc.

The fiscal years of Actavis plc, Warner Chilcott plc, an Irish public limited company, Forest Laboratories, Inc., a Delaware corporation (“Forest”), and Aptalis Holdings Inc., a Delaware corporation (“Aptalis”), end on December 31, December 31, March 31 and September 30, respectively. The following unaudited pro forma combined balance sheet is prepared based on historical consolidated balance sheets of Actavis plc and Forest as of March 31, 2014. The following unaudited pro forma combined statements of operations are prepared based on (i) historical consolidated statements of operations of Actavis plc for the fiscal year ended December 31, 2013 and the quarter ended March 31, 2014, (ii) the historical consolidated statement of operations of Warner Chilcott for the nine months ended September 30, 2013, (iii) the historical consolidated statement of operations of Forest for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the fiscal year ended March 31, 2013 to the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 and the historical consolidated statement of operations of Forest for the three months ended March 31, 2014, which was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 from the consolidated statement of operations for the fiscal year ended March 31, 2014 and (iv) the historical consolidated statement of operations of Aptalis for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the fiscal year ended September 30, 2013 to the consolidated statement of operations for the three months ended December 31, 2013 and subtracting the consolidated statement of operations for the three months ended December 31, 2012 and the historical consolidated statement of operations of Aptalis for the period ended January 30, 2014.

The following unaudited pro forma combined balance sheet as of March 31, 2014 and unaudited pro forma combined statement of operations for the quarter ended March 31, 2014 are based upon and derived from the historical unaudited financial information of Actavis plc (which are available in Actavis plc’s Quarterly Report for the quarter ended March 31, 2014, each incorporated by reference in this offering memorandum), historical audited financial information of Forest (which are available in Forest’s Annual Report on Form 10-K for the year ended March 31, 2014) and historical unaudited financial information of Forest (which are available in Forest’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013). The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 is based upon and derived from and should be read in conjunction with the historical audited financial statements of Actavis plc (which are available in Actavis plc’s Annual Report on Form 10-K for the year ended December 31, 2013, as revised by Actavis plc’s Current Report on Form 8-K filed on May 20, 2014), historical unaudited financial statements of Warner Chilcott (which are available in Actavis plc’s Current Report on Form 8-K filed on March 25, 2014), historical audited financial statements of Forest (which are available in Forest’s Annual Report on Form 10-K for the year ended March 31, 2013), historical unaudited financial statements of Forest (which are available in Forest’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2013), historical audited financial statements of Aptalis (which are available in Forest’s Current Report on Form 8-K filed on January 27, 2014) and historical unaudited financial statements of Aptalis (which are available in Forest’s Current Report on Form 8-K filed on January 27, 2014).

The Forest Acquisition, the Aptalis Acquisition and the Warner Chilcott Acquisition have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial statements set forth below primarily give effect to the following:

•	The effect of application of the acquisition method of accounting in connection with the acquisitions;

•	The effect of repayment of certain existing debt facilities of Actavis and new borrowings under the ACT Term Loan Agreement to fund the acquisitions, the offering of the notes in an assumed amount of $3,650 million aggregate principal amount; and

•	The effect of transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Forest Acquisition and the Aptalis Acquisition are based on a preliminary estimate of fair value as of March 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Forest Acquisition has not been consummated, our access to information to make such estimates relating to Forest and Aptalis is limited and therefore, certain market based assumptions were used when data was not available, however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2013 and the quarter ended March 31, 2014 assume the completion of the transactions occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of March 31, 2014 assumes the transactions occurred on March 31, 2014, except for the Warner Chilcott Acquisition and the Aptalis Acquisition and their related financing, which were already reflected in each of Actavis plc’s and Forest’s, respectively, historical balance sheet as of March 31, 2014. The unaudited pro forma combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisitions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Actavis will experience after the acquisitions. In addition, the accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Forest, Aptalis and Warner Chilcott as presented in their respective consolidated financial statements have been reclassified to conform to the historical presentation in Actavis plc’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

Actavis plc

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2014

(In millions)	Historical Actavis plc	Historical Forest (4)	Forest Acquisition Adjustments	Financing Adjustments	Footnote Reference	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$337.7	$1,780.0	$(7,133.1)	$5,015.4	7e, 7k	$—
Marketable securities	2.5	373.0	—	—		375.5
Accounts receivable, net	1,508.7	576.9	—	—		2,085.6
Inventories, net	1,726.3	612.7	676.2	—	7b	3,015.2
Prepaid expenses and other current assets	393.4	467.9	—	—		861.3
Current assets held for sale	294.9	—	—	—		294.9
Deferred tax assets	277.2	313.2	—	—		590.4

Total current assets	4,540.7	4,123.7	(6,456.9)	5,015.4		7,222.9
Property, plant and equipment, net	1,581.3	371.8	—	—		1,953.1
Investments and other assets	145.2	1,312.6	—	47.2	7l	1,505.0
Deferred tax assets	105.1	—	—	—		105.1
Product rights and other intangibles	7,866.8	5,160.9	8,799.9	—	7b	21,827.6
Goodwill	8,164.8	1,048.5	12,348.8	—	7c	21,562.1

Total assets	$22,403.9	$12,017.5	$14,691.8	$5,062.6		$54,175.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,323.8	$1,510.7	$—	$—		$3,834.5
Income taxes payable	138.9	—	—	—		138.9
Current portion of long-term debt and capital leases	268.3	—	—	911.0	7m	1,179.3
Deferred revenue	35.8	—	—	—		35.8
Current liabilities held for sale	204.7	—	—	—		204.7
Deferred tax liabilities	30.6	—	142.0	—	7d	172.6

Total current liabilities	3,002.1	1,510.7	142.0	911.0		5,565.8
Long-term debt and capital leases	8,452.2	3,000.0	—	4,101.6	7n	15,553.8
Deferred revenue	37.9	—	—	—		37.9
Other long-term liabilities	346.0	70.3	—	—		416.3
Other taxes payable	191.4	531.0	—	—		722.4
Deferred tax liabilities	745.7	739.9	1,848.0	—	7d	3,333.6

Total liabilities	12,775.3	5,851.9	1,990.0	5,012.6		25,629.8

Commitments and contingencies
Equity:
Ordinary shares	—	43.6	(43.6)	—	7f	—
Additional paid-in capital	8,072.6	2,061.1	16,861.9	—	7g	26,995.6
Retained earnings (accumulated deficit)	1,528.8	9,220.7	(9,276.3)	50.0	7h,7o	1,523.2
Accumulated other comprehensive income	83.7	12.1	(12.1)	—	7i	83.7
Treasury shares, at cost	(60.4)	(5,171.9)	5,171.9	—	7j	(60.4)

Total stockholders’ equity	9,624.7	6,165.6	12,701.8	50.0		28,542.1
Noncontrolling interest	3.9	—	—	—		3.9

Total equity	9,628.6	6,165.6	12,701.8	50.0		28,546.0

Total liabilities and equity	$22,403.9	$12,017.5	$14,691.8	$5,062.6		$54,175.8

See the accompanying notes to the unaudited pro forma combined financial information.

Actavis plc

Unaudited Pro Forma Combined Statement of Operations

For the Quarter Ended March 31, 2014

(In millions, except for per share data)	Historical Actavis plc	Historical Forest (4)	Historical Aptalis (5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal — After the Aptalis Acquisition	Forest Acquisition Adjustments	Financing Adjustments	Footnote Reference	Pro Forma
Net revenues	$2,655.1	1,092.2	65.6	—		$1,157.8	$(7.1)	$—	8k	$3,805.8

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	1,293.0	236.4	19.5	—		255.9	(7.1)	—	8k	1,541.8
Research and development	171.5	192.0	12.9	—		204.9	18.9	—	8l	395.3
Selling and marketing	283.1	331.5	9.6	—		341.1	25.0	—	8l	649.2
General and administrative	275.8	290.6	68.8	20.4	8g	379.8	(0.9)	—	8m	654.7
Amortization	424.2	69.5	5.3	19.0	8h	93.8	294.4	—	8n	812.4
Loss on asset sales, impairments, and contingent consideration adjustment, net	(0.4)	—	0.2	—		0.2	—	—		(0.2)

Total operating expenses	2,447.2	1,120.0	116.3	39.4		1,275.7	330.3	—		4,053.2

Operating income / (loss)	207.9	(27.8)	(50.7)	(39.4)		(117.9)	(337.4)	—		(247.4)

Non-Operating income (expense):
Interest income	1.0	5.5	—	—		5.5	—	—		6.5
Interest expense	(72.8)	(49.3)	(60.6)	53.5	8i	(56.4)	—	(26.1)	8p	(155.3)
Other income (expense), net	5.0	1.0	—	—		1.0	—	—		6.0

Total other income (expense), net	(66.8)	(42.8)	(60.6)	53.5		(49.9)	—	(26.1)		(142.8)

Income / (loss) before income taxes and noncontrolling interest	141.1	(70.6)	(111.3)	14.1		(167.8)	(337.4)	(26.1)		(390.2)
Provision / (benefit) for income taxes	44.4	(124.7)	16.0	3.4	8j	(105.3)	(70.8)	(7.5)	8o, 8q	(139.2)

Net income / (loss)	96.7	54.1	(127.3)	10.7		(62.5)	(266.6)	(18.6)		(251.0)
(Income) attributable to noncontrolling interest	(0.2)	—	—	—		—	—	—		(0.2)

Net income / loss attributable to common shareholders	$96.5	54.1	(127.3)	10.7		$(62.5)	$(266.6)	$(18.6)		$(251.2)

Earnings / (loss) per share attributable to common shareholders (9):
Basic	$0.56									$(0.96)

Diluted	$0.55									$(0.96)

Weighted average shares outstanding (9):
Basic	173.8									262.7

Diluted	174.9									262.7

See the accompanying notes to the unaudited pro forma combined financial information.

Actavis plc

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In millions, except for per share data)	Historical Actavis plc	Historical Warner Chilcott (6)	Warner Chilcott Acquisition and Financing Adjustments	Footnote Reference	Actavis plc Subtotal — After the Warner Chilcott Acquisition	Historical Forest (4)	Historical Aptalis (5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal — After the Aptalis Acquisition	Forest Acquisition Adjustments	Financing Adjustments	Footnote Reference	Pro Forma
Net revenues	$8,677.6	$1,807.0	$(16.4)	8a	$10,468.2	$3,368.5	$705.1	$—		$4,073.6	$(31.0)	$—	8k	$14,510.8

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	227.0	(18.3)	8a, 8b	4,899.4	642.8	169.2	—		812.0	(31.0)	—	8k	5,680.4
Research and development	616.9	86.0	0.4	8b	703.3	836.6	76.8	—		913.4	75.6	—	8l	1,692.3
Selling and marketing	1,020.3	322.0	—		1,342.3	1,151.7	101.7	—		1,253.4	100.1	—	8l	2,695.8
General and administrative	1,027.5	250.0	(63.3)	8b,8c	1,214.2	445.6	93.8	(8.9)	8g	530.5	92.3	—	8m	1,837.0
Amortization	842.7	329.0	383.6	8d	1,555.3	127.1	74.5	216.7	8h	418.3	1,037.1	—	8n	3,010.7
Goodwill impairment	647.5	—	—		647.5	—	—	—		—	—	—		647.5
Loss on assets held for sale	42.7	—	—		42.7	—	—	—		—	—	—		42.7
Loss on asset sales, impairments, and contingent consideration adjustment, net	212.5	—	—		212.5	2.1	5.8	—		7.9	—	—		220.4

Total operating expenses	9,100.8	1,214.0	302.4		10,617.2	3,205.9	521.8	207.8		3,935.5	1,274.1	—		15,826.8

Operating (loss)/income	(423.2)	593.0	(318.8)		(149.0)	162.6	183.3	(207.8)		138.1	(1,305.1)	—		(1,316.0)

Non-Operating income (expense):
Interest income	4.8	—	—		4.8	21.0	0.4	—		21.4	—	—		26.2
Interest expense	(239.8)	(179.0)	100.1	8e	(318.7)	(3.5)	(74.7)	(73.3)	8i	(151.5)	—	(104.5)	8p	(574.7)
Other income (expense), net	19.8	—	—		19.8	2.9	(5.9)	—		(3.0)	—	—		16.8

Total other income (expense), net	(215.2)	(179.0)	100.1		(294.1)	20.4	(80.2)	(73.3)		(133.1)	—	(104.5)		(531.7)

(Loss)/income before income taxes and noncontrolling interest	(638.4)	414.0	(218.7)		(443.1)	183.0	103.1	(281.1)		5.0	(1,305.1)	(104.5)		(1,847.7)
Provision / (benefit) for income taxes	112.7	80.0	(43.7)	8f	149.0	26.4	40.0	(67.7)	8j	(1.3)	(274.1)	(29.2)	8o, 8q	(155.6)

Net (loss)/income	(751.1)	334.0	(175.0)		(592.1)	156.6	63.1	(213.4)		6.3	(1,031.0)	(75.3)		(1,692.1)
Loss/(income) attributable to noncontrolling interest	0.7	—	—		0.7	—	—	—		—	—	—		0.7

Net (loss)/income attributable to common shareholders	$(750.4)	$334.0	$(175.0)		$(591.4)	$156.6	$63.1	$(213.4)		$6.3	$(1,031.0)	$(75.3)		$(1,691.4)

(Loss)/earnings per share attributable to common shareholders (9):
Basic	$(5.27)													$(7.32)

Diluted	$(5.27)													$(7.32)

Weighted average shares outstanding (9):
Basic	142.3													231.2

Diluted	142.3													231.2

See the accompanying notes to the unaudited pro forma combined financial information.

1. Description of Transactions

Issuance of Notes: We plan to offer the notes. The net proceeds from the offering of the notes will be used, in part, to refinance the Warner Chilcott 7.75% senior notes due 2018 (the “WC Senior Notes”) and, together with borrowings of $2,000.0 million under the existing senior term loan credit facility of Actavis Capital S.à r.l. (“Actavis Capital”), dated October 1, 2013 (the “ACT Term Loan Agreement”), as amended by that certain amendment agreement (the “ACT Term Loan Amendment”), by and among Actavis plc, Warner Chilcott Limited, Actavis, Inc., Bank of America, N.A., as Administrative Agent, and a syndicate of banks participating as lender, dated March 31, 2014 and cash on hand at Actavis plc, (a) to complete the Forest Acquisition, (b) to pay related fees and expenses and (c) for general corporate expenses. Actavis Capital may also incur borrowings under that certain Amended and Restated Actavis Revolving Credit and Guaranty Agreement, dated as of August 1, 2013, as amended by that certain Revolver Loan Amendment Agreement, dated as of October 1, 2013, by and among Actavis plc, Actavis Capital, Actavis, Inc., Bank of America, N.A., as administrative agent, and the lenders party thereto, and Actavis Capital or another subsidiary of Actavis plc may incur borrowings under that certain new senior unsecured cash bridge loan to fund a portion of the transactions.

Forest Acquisition: On February 17, 2014, Actavis plc entered into a merger agreement by and among Actavis plc, Tango US Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Actavis plc (“US Holdco”), Tango Merger Sub 1 LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of US Holdco, Tango Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of US Holdco, and Forest, pursuant to which Actavis plc will acquire Forest in a series of merger transactions (the “Merger” or the “Forest Acquisition”) with Forest.

Each share of Forest’s common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive, at the election of the holder of such shares of Forest common stock, (i) the Standard Election Consideration, (ii) the Cash Election Consideration or (iii) the Stock Election Consideration. Both the Cash Election and Stock Election are subject to the proration and adjustment procedures to cause the total amount of cash paid, and the total number of Actavis plc ordinary shares issued, in the First Merger to the holders of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Refer to Note 7.a for more details.

Actavis plc plans to fund the Forest Acquisition through a combination of available cash on hand and third party debt financing consisting of unsecured cash bridge loans in an original aggregate principal amount of up to $3.0 billion, senior unsecured term loans in an aggregate principal amount of $2.0 billion and the issuance of up to $2.4 billion in aggregate principal amount of senior notes, which comprise a portion of the notes, as described above.

The Forest Acquisition is subject to customary conditions, including review and approval by the FTC under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Pending approval by the FTC, Actavis plc anticipates closing the transaction in the third quarter of 2014.

Aptalis Acquisition: On January 31, 2014, Forest closed the acquisition of Aptalis (the “Aptalis Acquisition”) in a series of merger transactions for an aggregate purchase price equal to the total enterprise value, plus the aggregate exercise price applicable to Aptalis’ outstanding options, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses. Forest funded the Aptalis Acquisition using the proceeds from its debt offerings. Forest’s historical consolidated statement of operations for the three months ended March 31, 2014 includes results of operations of Aptalis since February 1, 2014.

Warner Chilcott Acquisition: On October 1, 2013, Actavis plc acquired Warner Chilcott (the “Warner Chilcott Acquisition”) pursuant to a scheme of arrangement where each Warner Chilcott ordinary share was converted into 0.160 of Actavis plc ordinary share, or $5,833.9 million in equity consideration. Actavis plc’s historical consolidated statement of operations for the year ended December 31, 2013 includes results of operations of Warner Chilcott since October 1, 2013.

2. Basis of Presentation

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3. Accounting Policies

Following the Forest Acquisition, Actavis plc will conduct a review of accounting policies of Forest and Aptalis in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Actavis plc’s accounting policies and classifications. As a result of that review, Actavis plc may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on this pro forma combined financial information. During the preparation of this pro forma combined financial information, Actavis plc was not aware of any material differences between accounting policies of the companies, except for certain reclassifications necessary to conform to Actavis plc’s financial presentation, and accordingly, this pro forma combined financial information does not assume any material differences in accounting policies among the companies.

4. Historical Forest

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Forest, including Aptalis, as of March 31, 2014.

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2013 was derived by adding the consolidated statement of operations for the fiscal year ended March 31, 2013 to the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 as follows (in millions):

	(A) Year Ended March 31, 2013	(B) Nine Months Ended December 31, 2013	(C) Nine Months Ended December 31, 2012	(D)=(A)+(B)-(C) Twelve Months Ended December 31, 2013
Total revenue	$3,094.0	$2,554.7	$2,280.2	$3,368.5
Cost of goods sold	649.1	511.4	471.3	689.2

Gross profit	2,444.9	2,043.3	1,808.9	2,679.3

Operating expenses
Selling, general and administrative	1,558.3	1,307.4	1,185.6	1,680.1
Research and development	963.6	596.3	723.3	836.6

Total operating expenses	2,521.9	1,903.7	1,908.9	2,516.7

Operating (loss) income	(77.0)	139.6	(100.0)	162.6
Interest and other income (expense), net	32.1	12.6	24.3	20.4

Income (loss) before income taxes	(44.9)	152.2	(75.7)	183.0
Income tax expense (benefit)	(12.8)	41.0	1.8	26.4

Net income (loss)	$(32.1)	$111.2	$(77.5)	$156.6

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined statement of operations for the quarter ended March 31, 2014 was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 from the consolidated statement of operations for the fiscal year ended March 31, 2014 as follows (in millions):

	(D) Year ended March 31, 2014	(E) Nine Months Ended December 31, 2013	(F) = (D)-(E) Three months ended March 31, 2014
Total revenue	$3,646.9	$2,554.7	$1,092.2
Cost of goods sold	760.6	511.4	249.2

Gross profit	2,886.3	2,043.3	843.0

		—
Operating expenses
Selling, general and administrative	1,986.2	1,307.4	678.8
Research and development	788.3	596.3	192.0

Total operating expenses
	2,774.5	1,903.7	870.8

Operating income / (loss)	111.8	139.6	(27.8)
Interest and other income (expense), net	(30.2)	12.6	(42.8)

Income (loss) before income taxes	81.6	152.2	(70.6)
Income tax (benefit) expense	(83.7)	41.0	(124.7)

Net income	$165.3	$111.2	$54.1

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet, pro forma statement of operations for the year ended December 31, 2013 and pro forma statement of operations for the quarter ended March 31, 2014 has been reclassified or classified to conform to the historical presentation in Actavis plc’s consolidated financial statements as follows (in millions):

Reclassifications and classifications in the unaudited pro forma combined balance sheet as of March 31, 2014

	Before Reclassification		Reclassification	After Reclassification
Investments and other assets	$1,312.6	(i)	$—	$1,312.6
Product rights and other intangibles	5,160.9	(ii)	—	5,160.9
Accounts payable and accrued expenses	1,510.7	(iii)	—	1,510.7
Other taxes payable	531.0	(iv)	—	531.0

(i)	Includes “Marketable securities and investments” of $1,170.1 million and “Other assets” of $142.5 million.
(ii)	Represents “License agreements, product rights and other intangibles, net” of $5,160.9 million.
(iii)	Includes “Accounts payable” of $221.0 million and “Accrued expenses and other current liabilities” of $1,289.7 million.
(iv)	Represents $531.0 million of uncertain tax positions.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2013

	Before Reclassification		Reclassification	After Reclassification
Net revenues	$3,368.5	(i)	$—	$3,368.5
Cost of sales	689.2	(ii)	(46.4)	642.8
Selling and marketing	1,680.1	(iii)	(528.4)	1,151.7
General and administrative	—		445.6	445.6
Amortization	—		127.1	127.1
Loss on asset sales, impairments and contingent consideration adjustment, net	—		2.1	2.1
Interest income	20.4	(iv)	0.6	21.0
Interest expense	—		(3.5)	(3.5)
Other income (expense), net	—		2.9	2.9

(i)	Includes “Total revenue” of $3,368.5 million.
(ii)	Includes amortization of $46.4 million.
(iii)	Includes “General and administrative expense” of $445.6 million, “Amortization” of $80.7 million and “Loss on asset sale” of $2.1 million.
(iv)	Includes “Interest and other income (expense), net” of $20.4 million.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the quarter ended March 31, 2014

	Before Reclassification		Reclassification	After Reclassification
Net revenues	$1,092.2	(i)	$—	$1,092.2
Cost of sales	249.2	(ii)	(12.8)	236.4
Selling and marketing	678.8	(iii)	(347.3)	331.5
General and administrative	—		290.6	290.6
Amortization	—		69.5	69.5
Loss on asset sales, impairments and contingent consideration adjustment, net	—		—	—
Interest income	(42.8)	(iv)	48.3	5.5
Interest expense	—		(49.3)	(49.3)
Other income (expense), net	—		1.0	1.0

(i)	Includes “Total revenue” of $1,092.2 million.
(ii)	Includes amortization of $12.8 million.
(iii)	Includes “General and administrative expense” of $290.6 million and “Amortization” of $56.7 million
(iv)	Includes “Interest and other income (expense), net” of ($42.8) million.

5. Historical Aptalis

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2013 was derived by adding the statement of operations for the fiscal year ended September 30, 2013 to the statement of operations for the three months ended December 31, 2013 and subtracting the statement of operations for the three months ended December 31, 2012 as follows (in millions):

	(A) Year Ended September 30, 2013	(B) Three Months Ended December 31, 2013	(C) Three Months Ended December 31, 2012	(D)=(A)+(B)-(C) Twelve Months Ended December 31, 2013
Total revenue	$687.9	$191.5	$174.3	$705.1
Cost of goods sold	146.6	39.9	32.3	154.2
Selling and administrative expenses	172.5	56.6	42.7	186.4
Management fees	7.0	1.9	1.7	7.2
Research and development expenses	65.5	28.8	17.5	76.8
Depreciation and amortization	94.8	20.0	25.3	89.5
Fair value adjustments to intangible assets and contingent consideration	10.0	0.7	2.9	7.8
Gain on disposal of product line	(1.0)	(2.0)	(1.0)	(2.0)
Transaction, restructuring and integration costs	2.4	0.1	0.6	1.9

Total operating expenses	497.8	146.0	122.0	521.8

Operating income	190.1	45.5	52.3	183.3

Financial expenses	68.8	23.8	17.9	74.7
Loss on extinguishment of debt	—	5.3	—	5.3
Interest and other income	(0.4)	(0.1)	(0.1)	(0.4)
Loss (gain) on foreign currencies	0.1	0.1	(0.4)	0.6

Total other expenses	68.5	29.1	17.4	80.2

Income before income taxes	121.6	16.4	34.9	103.1
Income tax expense	34.7	13.5	8.2	40.0

Net income	$86.9	$2.9	$26.7	$63.1

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations for the quarter ended March 31, 2014 consists of Aptalis activities for the period ended January 30, 2014 prior to the close of the Aptalis Acquisition.

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2013 has been reclassified to conform to the historical presentation in Actavis plc’s consolidated financial statements as follows:

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2013

	Before Reclassification		Reclassification			After Reclassification
Net revenues	$705.1	(i)	$—			$705.1
Cost of sales	154.2		15.0	(viii	)	169.2
Selling and marketing	195.5	(ii)	(93.8)			101.7
General and administrative	—		93.8			93.8
Amortization	89.5	(iii)	(15.0)	(viii	)	74.5
Loss on asset sales, impairments and contingent consideration adjustment, net	5.8	(iv)	—			5.8
Interest income	0.4	(v)	—			0.4
Interest expense	(74.7)	(vi)	—			(74.7)
Other income (expenses), net	(5.9)	(vii)	—			(5.9)

(i)	Includes “Total revenue” of $705.1 million.
(ii)	Represents “Selling and administrative expenses” of $186.4 million, “Management fees” of $7.2 million and “Transaction, restructuring and integration costs” of $1.9 million.
(iii)	Represents “Depreciation and Amortization” of $89.5 million.
(iv)	Includes “Fair value adjustments to intangible assets and contingent consideration” of $7.8 million and “Gain on disposal of product line” of $(2.0) million.
(v)	Represents “Interest and other income” of $0.4 million.
(vi)	Represents “Financial expenses” of $74.7 million.
(vii)	Includes “Loss on extinguishment of debt” of $5.3 million and “Loss on foreign currencies” of $0.6 million.
(viii)	Represents reclassification of “Depreciation expense” of $15.0 million.

6. Historical Warner Chilcott

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Warner Chilcott for the nine months ended September 30, 2013. Results of operations of Warner Chilcott after October 1, 2013 (i.e., date of acquisition) are included in “Historical Actavis plc” column.

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma combined statement of operations has been reclassified to conform to the historical presentation in Actavis plc’s consolidated financial statements as follows (in million):

	Before Reclassification			Reclassification	After Reclassification
Selling and marketing	$572.0	(i	)	$(250.0)	$322.0
General and administrative	—			250.0	250.0

(i)	Includes $575.0 million of “Selling, general and administrative” and $(3.0) million of “Restructuring (income)/costs.”

7. Unaudited Pro Forma Combined Balance Sheet Adjustments

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet as of March 31, 2014 are as follows (in millions):

	Note	Amount
Purchase consideration
Preliminary estimate of fair value of ordinary shares issued	7a	$18,448.4
Preliminary estimate of fair value of equity awards issued	7a	474.6
Cash consideration	7a	7,002.9

Fair value of total consideration transferred		$25,925.9

Historical book value of net assets acquired
Book value of Forest’s historical net assets as of March 31, 2014		$6,165.6
Less Forest’s M&A costs expected to incur		(74.6)

Net assets to be acquired		$6,091.0

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories, net	7b	$676.2
Product rights and other intangibles, net	7b	8,799.9
Goodwill	7c	12,348.8
Deferred tax liabilities	7d	(1,990.0)

Total		$19,834.9

a.	“Preliminary estimate of fair value of ordinary shares issued” was estimated based on approximately 268.9 million shares of Forest’s common stock outstanding (excluding restricted stock) as of March 31, 2014, multiplied by the exchange ratio of 0.3306 and Actavis plc’s share price of $207.50 on May 16, 2014.

Almost all equity awards of Forest will be replaced with equity awards of Actavis plc with similar terms, except for restricted stock units with performance conditions. “Preliminary estimate of fair value of equity awards issued” represents the estimated aggregate fair value of Actavis plc’s replacement awards attributable to the service periods prior to the Forest Acquisition, which is considered as part of purchase consideration, and was calculated based on Forest’s equity awards outstanding (including restricted stock) as of March 31, 2014, multiplied by the exchange ratio of 0.4723 and estimated fair value of equity awards.

The number of Actavis plc’s ordinary shares and equity awards issued is dependent on the number of Forest’s shares of common stock and equity awards outstanding on the date of the Forest Acquisition.

Fair value of common stock and equity awards was estimated based on the Actavis plc’s closing share price on May 16, 2014 of $207.50 per share. A 25% increase to the Actavis plc’s share price would increase the purchase price by $4,783.2 million, and a 25% decrease in share price would decrease the purchase price by $4,780.4 million, both with a corresponding change to Actavis’ assets. The actual purchase price will fluctuate until the effective date of the acquisition and the final valuation could differ significantly from the current estimate.

b.	Represents the estimated fair value adjustment to step-up Forest’s inventory and identifiable intangible assets by $676.2 million and $8,799.9 million to their preliminary fair values of $1,288.9 million and $13,960.8 million, respectively.

The estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. The step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets of $13,960.8 million primarily consist of (i) CMP of $8,848.0 million (with a weighted average useful life of 7.9 years), (ii) CMP obtained from the Aptalis Acquisition of $2,912.0 million (with a weighted average useful life of 10.0 years), (iii) IPRD obtained from the Aptalis Acquisition of $16.8 million, (iv) IPR&D of $1,808.0 million and (v) other intangible assets such as royalty agreements and technology contracts of $376.0 million (with a weighted average useful life of 8.5 years). The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Actavis plc will make a separate determination of useful life of the IPR&D intangible and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statement of operations.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

c.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents a net increase of Actavis plc’s total goodwill by $13,397.3 million to $21,562.1 million after giving effect to the Forest Acquisition.

d.	Represents a deferred income tax liability of $142.0 million (current) and $1,848.0 million (non-current), resulting from fair value adjustments for the inventory and identifiable intangible asset, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the inventory and identifiable intangible assets at a 21.0% weighted average statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

e.	Represents cash outflows from the (i) payment of cash purchase consideration of $7,002.9 million and (ii) costs of Actavis plc and Forest of $55.6 million and $74.6 million, respectively, which are expected to be incurred in connection with the Merger.

f.	Represents the elimination of Forest’s ordinary shares. The aggregate par value of newly issued Actavis plc’s ordinary shares was not material.

g.	Represents the issuance of Actavis plc ordinary shares (excluding restricted shares) of $18,448.4 million and the issuance of replacement equity awards (including restricted shares) of $474.6 million, partially offset by the elimination of Forest’s additional paid-in capital of $2,061.1 million.

h.	Represents the elimination of Forest’s retained earnings of $9,220.7 million, and Actavis plc’s estimated costs of $55.6 million in connection with the Merger.

i.	Represents the elimination of Forest’s historical accumulated other comprehensive income.

j.	Represents the elimination of Forest’s historical treasury stock.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet as of March 31, 2014 are as follows (in millions):

k.	The adjustment to cash is as follows:

ACT Term Loan Amendment	$2,000.0
Notes	3,650.0
Other financings	711.0
Redemtpion of the WC Senior Notes	(1,250.0)
Total financing costs	(47.2)
Interest premium on WC Notes redemption	(48.4)

Total net financing	$5,015.4

The accompanying unaudited combined financial information is prepared assuming that the Forest Acquisition will be funded through a combination of available cash on hand, senior unsecured term loans of $2,000.0 million, senior notes of $2,400.0 million, which comprise a portion of the notes, and, to the extent it is necessary for a short term, a combination of revolver and cash bridge loans (“other financings”).

Based on the estimated available cash generated from operating and investing activities between March 31, 2014 and the anticipated closing date of the Forest Acquisition, Actavis plc expects to have sufficient cash to close the Forest Acquisition without drawing, or to a lesser extent, drawing upon the other financings. Even if the other financings are drawn, the loans are expected to be fully paid within a short period of time. However, the unaudited combined pro forma balance sheet should be presented based on historical cash balance as of March 31, 2014. Therefore, the unaudited combined pro forma balance sheet is presented as if the other financings were drawn at closing based on cash on hand as of March 31, 2014.

Although Actavis Capital can also draw its revolving credit facility under the Amended and Restated Actavis Revolving Credit and Guaranty Agreement, it is not expected that the revolving credit facility will be drawn to fund the Forest Acquisition (although it may be used to refinance a portion of the WC Senior Notes).

The $48.4 million interest premium resulting from the early redemption the WC Senior Notes has been excluded from the unaudited combined statement of operations as it is non-recurring.

l.	Represents deferred financing costs of $47.2 million related to the notes and Actavis’ other new borrowings to fund the Forest Acquisition.

m.	Represents the current portion of the ACT Term Loan Amendment of $200.0 million and other financings of $711.0 million.

n.	Represents the long-term portion of the ACT Term Loan Amendment of $1,800.0 million and the net impact of the issuance of the notes and the repayment in full of the principal of the WC Senior Notes, partially offset by the write-off of $98.4 million of premium recorded as of March 31, 2014 for the WC Senior Notes. This write-off has been excluded from the unaudited combined statement of operations as it is non-recurring.

o.	Represents the write-off of $98.4 million of premium recorded for the WC Senior Notes, partially offset by $48.4 million interest premium incurred resulting from the early redemption of the WC Senior Notes.

8. Unaudited Pro Forma Combined Statement of Operations Adjustments

Adjustments included in the “Warner Chilcott Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2013 are as follows:

a.	Represents the elimination of net revenues and cost of sales of $16.4 million between Actavis and Warner Chilcott for the nine months ended September 30, 2013.

b.	Actavis plc applied the acquisition method of accounting to the assets acquired and liabilities assumed from Warner Chilcott and the property and equipment of Warner Chilcott were recorded at fair value and their useful lives were adjusted. The adjustment represents a resulting change in depreciation for the nine months ended September 30, 2013. The change in depreciation is reflected as follows (in millions):

Year Ended December 31, 2013
Cost of sales	$(1.9)
Research and development	0.4
General and administrative	(8.0)

Total	$(9.5)

As a result of the application of the acquisition method of accounting, inventories of Warner Chilcott was stepped up by $408.3 million of which $173.5 million and $124.6 million was sold during the fourth quarter of 2013 and the first quarter of 2014, respectively, increasing cost of sales in the consolidated statement of operations of Actavis plc. Since the inventory step-up does not have a continuing impact, no adjustment was made to the unaudited combined pro forma statement of operations.

c.	Represents stock-based compensation of $7.3 million in connection with the replacement equity awards granted at the close of the Warner Chilcott Acquisition and elimination of merger and acquisition costs of $62.6 million recorded by Actavis plc and Warner Chilcott for the nine months ended September 30, 2013.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the nine months ended September 30, 2013. Actavis plc matches amortization over the economic benefit as follows (in millions):

		Fair Value	Nine Months Ended September 30, 2013
CMP intangible assets		$3,021.0	$712.6
IPR&D	Non-amortizable	1,708.0	—

		$4,729.0	$712.6

Less historical amortization			329.0

			$383.6

e.	In connection with the Warner Chilcott Acquisition, Warner Chilcott’s senior secured credit facilities were refinanced. Giving effect to the refinancing of the $2,000.0 million of Warner Chilcott’s senior secured credit facilities, with a weighted average interest rate of 1.49%, interest expense including amortization of the debt issuance costs for the nine months ended September 30, 2013 would have resulted in a decrease of $100.1 million.

f.	Represents the income tax effect resulting from unaudited pro forma combined statement of operations adjustments related to the Warner Chilcott Acquisition and financing using a 20.0% weighted average statutory tax rate of the United States and Puerto Rico, where most of Warner Chilcott’s taxable income was generated historically.

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2013 and three months ended March 31, 2014 are as follows:

g.	Represents (i) the reversal of the management fee of $7.2 million for the year ended December 31, 2013 incurred by Aptalis, as the management contract was terminated upon the Aptalis Acquisition and (ii) the reversal of M&A costs of $1.7 million and $20.4 million for the year ended December 31, 2013 and three months ended March 31, 2014, respectively, recorded by Forest and Aptalis in connection with the Aptalis Acquisition.

h.	Represents increased amortization for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted Average Useful Lives	Fair Value	Year Ended December 31, 2013	Period ended January 30, 2014
CMP intangible assets	10	$2,912.0	$291.2	$24.3
Less historical amortization			74.5	5.3

			$ 216.7	$19.0

i.

Represents (a) (i) new interest expense related to the $1,050.0 million of 4.375% notes due 2019 and $750.0 million of 4.875% notes due 2021, issued in January 2014 for the year ended December 31, 2013 and the quarter ended March 31, 2014 and (ii) new interest expense related to the $1,200 million of 5.000% notes due 2021 issued in December 2013 for the year ended December 31, 2013, including amortization of deferred financing costs based on the effective interest rate method and (b) the elimination of Aptalis’ historical interest expense of $74.7 million and $60.6 million (inclusive of termination charges) for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Acquisition as follows (in million):

	Year Ended December 31, 2013	1 Month Ended January 30, 2014
New interest expense from Forest’s 4.375% Notes	$48.4	$4.0
New interest expense from Forest’s 4.875% Notes	37.7	3.1
New interest expense from Forest’s 5.000% Notes	61.9	—
Elimination of Aptalis’ historical interest expense	(74.7)	(60.6)

Total	$73.3	$(53.5)

j.	Represents the income tax effect resulting from unaudited pro forma combined statement of operations adjustments related to the Aptalis Acquisition and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

k.	Represents the elimination of net revenues and cost of sales of $31.0 million and $7.1 million for the twelve months ended December 31, 2013 and the three months ended March 31, 2014, respectively, between Actavis plc and Forest after the Aptalis Acquisition.

l.	Represents the stock-based compensation in connection with the replacement equity awards to be granted at the close of the Forest Acquisition.

m.	Represents the stock-based compensation of $92.3 million and $23.1 million for the twelve months ended December 31, 2013 and the three months ended March 31, 2014, respectively, in connection with the replacement equity awards to be granted at the close of the Forest Acquisition. For the three months ended March 31, 2014, this has been partially offset by the reversal of merger and acquisition costs of $23.6 million and $0.4 million recorded by Actavis plc and Forest, respectively in connection with the Forest Acquisition.

n.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2013 and the three months ended March 31, 2014. The increase in amortization expense for intangible assets is calculated as follows (in millions):

	Weighted Average Useful Lives	Fair Value	Year Ended December 31, 2013	Quarter Ended March 31, 2014
CMP intangible assets of Forest	7.9	$8,848.0	$1,120.0	$280.0
Other intangible assets of Forest	8.5	376.0	44.2	11.1
IPR&D of Forest and Aptalis	Non-Amortizable	1,824.8	—	—
CMP intangible assets acquired through the Aptalis Acquisition	10.0	2,912.0	291.2	72.8

		$13,960.8	$1,455.4	$363.9

Less historical amortization inclusive of Aptalis deal			418.3	69.5

			$1,037.1	$294.4

A $100.0 million increase or decrease in fair value of identified intangible assets would increase or decrease amortization by approximately $11.9 million.

o.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest Acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

p.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the new senior unsecured term loans and the notes as follows (in millions):

	Year ended December 31, 2013	Three months ended March 31, 2014
ACT Term Loan Amendment	$39.3	$10.1
Notes	140.2	34.8
Less historical interest expense and amortization related to the WC Senior Notes	(75.0)	(18.8)

Total net financing	$104.5	$26.1

For the new senior unsecured term loans of $2,000.0 million a five year maturity was assumed. For the notes, various maturity dates were assumed ranging from 2017 to 2044. The assumed interest rate for these new borrowings was 3.2% on a weighted average basis. Interest expense from the other financings was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature of such financings, even if the other financings were drawn at closing.

There is no assurance that the underlying assumptions used in interest expense calculation will not change. For this and other reasons, the actual financing of the Forest Acquisition and related financial impacts may vary significantly from the estimates included herein.

A 1/8% increase or decrease in the variable interest rate on the new senior unsecured term loans would increase or decrease the annual interest expense by $2.5 million. A 1/8% increase or decrease in the interest rate on the notes would increase or decrease the annual interest expense by $4.5 million.

q.	Represents the income tax effect resulting from unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

9. Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the Actavis plc’s consolidated basic and diluted weighted-average number of shares. The historical basic and diluted weighted average shares of Forest are assumed to be replaced by the shares expected to be issued by Actavis plc. All equity awards, including the replacement equity awards from the Forest Acquisition, were not included in the dilutive earnings per share calculation as they were antidilutive.